UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
Specialized Disclosure Report
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TIVO INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2160 Gold Street, San Jose, CA 95002
(Address of principal executive offices including zip code)
(408) 519-9100
(Registrant's telephone number, including area code)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

      ☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31,  2014.

Section 1 - Conflict Minerals Disclosure
Items 1.01 and 1.02 Conflict Minerals Disclosure and Report; Exhibit
A copy of TiVo Inc.’s Conflict Minerals Report for calendar year 2014 is provided as Exhibit 1.01 to this Form SD and is available on the “SEC Filings” page in the “Investor Relations” section of our website, www.tivo.com. The website and information accessible through it are not incorporated into this document.
Section 2 - Exhibits
Item 2.01 Exhibits
The following exhibit is filed with this Form SD:
Exhibit 1.01 - TiVo Inc. Conflict Minerals Report

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

TIVO INC.

Date:	5/29/2015	By:	/S/ NAVEEN CHOPRA
Naveen Chopra
Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
1.01	Conflict Minerals Report for the period January 1, 2014 through December 31, 2014